Amendment to the
Aramark 2023 Stock Incentive Plan

WHEREAS, Aramark (the “Company”) maintains the Company’s 2023 Stock Incentive Plan (the “Plan”);
    WHEREAS, the Board of Directors (the “Board”) of the Company may amend the Plan; provided that such amendment does not require stockholder approval to comply with any tax or regulatory requirement applicable to the Plan;
    WHEREAS, the Board wishes to amend the Plan to permit the issuance of fractional shares under the Plan.
    NOW, THEREFORE, the Plan is hereby amended, effective as of the date hereof, as follows:
1.    Section 15(z) of the Plan is hereby amended by deleting the existing Section 15(z) in its entirety and replacing it with the following new Section 15(z):
“(z) Fractional Shares. Fractional shares of Common Stock may be issued or delivered pursuant to the Plan or any Award, and the Committee may determine whether fractional shares shall in fact be issued or delivered with respect to any particular Award, or whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares, or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated.”
2.    In all respects not amended, the Plan is hereby ratified and affirmed.

As adopted and approved by the Board of Directors of Aramark on November 5, 2024.